THERMA-WAVE, INC. OFFER TO EXCHANGE

OUTSTANDING OPTIONS ISSUED BEFORE JULY 1, 2002

AND HAVING AN EXERCISE PRICE GREATER THAN $2.00 PER SHARE
UNDER THE THERMA-WAVE 1997 STOCK PURCHASE AND OPTION PLAN,
THE 1997 EMPLOYEE STOCK PURCHASE AND OPTION PLAN,
THE 1997 SPECIAL EMPLOYEE STOCK PURCHASE AND OPTION PLAN,
AND THE 2000 EQUITY INCENTIVE PLAN

SUPPLEMENT DATED

AUGUST 28, 2003

This supplement clarifies and corrects information contained in the documents submitted to you on August 13, 2003 related to our pending offer to exchange all stock options issued before July 1, 2002 and which have an exercise price greater than $2.00 per share which are outstanding under the Therma-Wave, Inc. 1997 Stock Plan, the 1997 Employee Stock Plan, the 1997 Special Employee Stock Plan, and the 2000 Plan for new options under the same option plans (the "Offer"). We have supplemented and amended the Offer as indicated below in order to clarify and modify certain issues requested by the Securities and Exchange Commission. The information in this document does not alter the financial terms of the Offer.

We have also modified the Letter of Transmittal which is attached and which, in the event you submit or modify an election to participate in the Offer, should now be used instead of the original Letter of Transmittal which was distributed to you on August 13, 2003. Other than as indicated below and in the revised Letter of Transmittal, all other terms of the Offer remain unchanged.

If you wish to participate in the Offer but have not yet submitted your Letter of Transmittal, please do so as soon as possible. PLEASE NOTE THAT THE OFFER TERMINATES ON SEPTEMBER 10, 2003. ALL LETTERS OF TRANSMITTAL FROM PARTICIPATING EMPLOYEES MUST BE RECEIVED NO LATER THAN 12:00 MIDNIGHT, PACIFIC DAYLIGHT SAVING TIME ON SEPTEMBER 10, 2003.

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If I have already submitted a Letter of Transmittal do I have to submit another one since Therma-Wave is giving me a new form with this supplement?

No. If you have submitted the green Letter of Transmittal which was distributed to you on August 13, 2003, you do not need to submit another unless you want to revoke your participation in the Offer. However, if you have not yet submitted a Letter of Transmittal and you would like to participate in the Offer, please use the pink form which is being distributed with this supplement.

When will new options be granted in exchange for the tendered options?

We will cancel tendered options and grant new options promptly following the expiration of the Offer. The currently scheduled expiration date of the Offer is September 10, 2003.

If Therma-Wave extends the Offer, when and how will it notify me?

We may, in our discretion, extend the Offer at any time, but we cannot assure you that the Offer will be extended or, if extended, for how long. If we extend the Offer, we will make a public announcement of the extension no later than 9:00 a.m. Eastern Time on the next business day following the previously scheduled expiration of the Offer period.

Could Therma-Wave extend, terminate or amend the Offer after the expiration of the Offer period in such a way that the company does not have to grant my replacement options?

No. Our rights to extend, terminate or amend the Offer remain subject to our obligation to cancel all tendered options and grant replacement options promptly following the expiration of the Offer.

Can Therma-Wave decrease the number of options it will exchange at any time during the Offer without extending the duration of the Offer?

If we decide to decrease the number of options we will exchange in the Offer, we will publish notice of the action and extend the Offer for a period of ten business days after the date of such publication.

What happens if I want to participate in the Offer but my forms are not submitted correctly?

THE OFFER TERMINATES ON SEPTEMBER 10, 2003. ALL LETTERS OF TRANSMITTAL FROM PARTICIPATING EMPLOYEES MUST BE RECEIVED NO LATER THAN 12:00 MIDNIGHT, PACIFIC DAYLIGHT SAVING TIME ON SEPTEMBER 10, 2003.

We will determine, in our discretion, all questions as to form of documents and the validity, form, eligibility, including time of receipt, and acceptance of any tender of options. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any or all tenders of options that we determine are not in the appropriate form or that we determine are unlawful to accept. Otherwise, we will accept properly and timely tendered options which are not validly withdrawn. We also reserve the right to waive any of the conditions of the Offer or any defect or irregularity in any tender with respect to any particular options or any particular option holder, provided that if we waive a condition or any defect or irregularity in any election with respect to one type of option or one option holder, we will waive the same condition for all other tenders without qualification. No tender of options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any such notice.

Would you please provide some summary financial information about Therma-Wave?

The following selected financial data is derived from our consolidated financial statements as filed with the SEC. The selected financial data should be read in conjunction with the consolidated financial statements and notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in our Annual Report on Form 10-K for the year ended March 30, 2003 and our Quarterly Report on Form 10-Q for the period ended June 30, 2003. All amounts are in thousands, expect per share data.

	Year Ended		Three Months Ended
	March 30, 2003	March 31, 2002	June 30, 2002	June 29, 2003
Statement of Operations Data:
Net revenues	$49,220	$81,937	$11,903	$14,949
Gross profit (loss)	(5,841)	16,523	2,832	3,078
Operating income (loss)	(134,527)	(52,658)	(9,339)	(11,624)
Net income (loss)	(133,604)	(49,196)	(9,534)	(11,303)
Basic net income (loss) per share	(4.69)	(1.98)	(0.33)	(0.40)
Diluted net income (loss) per common share	(4.69)	(1.98)	(0.33)	(0.40)
Balance Sheet Data:
Current assets	52,384	112,786	46,061	52,384
Total assets	67,703	201,646	58,297	67,703
Current liabilities	28,875	31,773	24,410	28,875
Long-term liabilities	--	16	6,675	2,490
Total liabilities	31,365	34,147	31,085	31,365
Total stockholders' equity	36,338	167,499	27,212	36,338
Book value per common share(a)	1.24	5.76	0.95	1.27

The Tender Offer Statement on Schedule TO that we filed with the SEC in connection with this Offer incorporates certain financial information about us included in our annual report on Form 10-K for the fiscal year ended March 30, 2003 which has been filed with the SEC. Because you may be interested in reviewing this information, we suggest that you obtain copies of these documents which you can access through http://www.sec.gov.

How many options do the company's officers and directors hold?

The following table gives the total number of options currently held by each of our officers and directors. None of our officers or directors are eligible to participate in the Offer.

Name and Title	Maximum Number of Shares that Could Be Purchased With Current Options	Shares That Could Be Purchased with Currently Exercisable Options
Boris Lipkin, President and Chief Executive Officer, Director	500,000	0
L. Ray Christie, Vice President, Chief Financial Officer and Secretary	205,100	110,775
David Doyle, Vice President of Factory Operations	79,719	13,680
James Mitchener, Senior Vice President, Global Marketing and Applications	158,567	49,490
Giovanni Nocerino, Executive Vice President, Worldwide Sales and Field Operations	250,000	0
Dr. Jon L. Opsal, Senior Vice President and Chief Technical Officer	219,655	149,405
Noel Simmons, Vice President, Human Resources and Facilities	102,133	53,443
Rodney Smedt, Vice President, Engineering	150,254	37,798
Papken der Torossian, Chairman of the Board	400,000	0
Frank Alvarez, Director	25,000	10,000
Dr. David E. Aspnes, Director	25,000	10,000
G. Leonard Baker, Jr., Director	5,000	0
John D'Errico, Director	25,000	10,000
David Dominik, Director	5,000	0
Talat F. Hasan, Director	107,325	17,994

Have the officers and directors listed above bought or sold any Therma-Wave stock since June 13, 2003?

On July 24, 2003 58,690 shares of our common stock were transferred from a business entity controlled by G. Leonard Baker, Jr. into a trust of which Mr. Baker is the trustee. The price per share for this transaction was $1.8759.

In addition, the following officers purchased the following shares of stock through our Employee Stock Purchase Plan on June 30, 2003:

Officer	Number of Shares	Purchase Price per Share
L. Ray Christie	600	$0.358
David Doyle	600	$0.358
Boris Lipkin	549	$0.391
Giovanni Nocerino	549	$0.391
Jon Opsal	600	$0.358
Noel Simmons	600	$0.358

To our knowledge, no other officers or directors have made any transactions in our stock within this period.

Whom can I contact if I have any questions about the Offer?

For additional information or assistance, you should contact:

Therma-Wave, Inc.
1250 Reliance Way
Fremont, California 94539
telephone: (510) 668-2678
facsimile to attention Tender Offer: (510) 226-6834
Email: TenderOffer@thermawave.com